Exhibit 23.3

Onestop Assurance PAC 10 Anson Road #13-09 International Plaza Singapore 079903 Tel: 9644 9531 Email:audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Green Giant Inc. (formerly known as “China HGS Real Estate Inc.”)(the “Company”) of our report dated January 13, 2023, with respect to the consolidated financial statements of the Company for the year ended September 30, 2022, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Expert” in the Registration Statement.

/s/ OneStop Assurance PAC

Singapore

October 3, 2023